As filed with the Securities and Exchange Commission on December 8, 2015

Registration No. 333-178491

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRATED SILICON SOLUTION, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0199971
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1623 Buckeye Drive

Milpitas, California 95035

(408) 969-6600

(Address of Principal Executive Offices including Zip Code)

2007 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Scott Howarth

President and Chief Executive Officer

INTEGRATED SILICON SOLUTION, INC.

1623 Buckeye Drive

Milpitas, California 95035

(408) 969-6600

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

J. Robert Suffoletta, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

900 South Capital of Texas Highway, Las Cimas IV

Austin, Texas 78746

(512) 338-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-178491, which was filed with the SEC on December 14, 2011 (the “Registration Statement”).

On December 7, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2015, by and between the Company and Uphill Investment Co., a People’s Republic of China limited liability company (“Uphill”), as joined by Indigo Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Uphill (“Acquisition Sub”), Acquisition Sub has merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Uphill (the “Merger”). In connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on December 8, 2015.

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ John M. Cobb
John M. Cobb
Chief Financial Officer